Exhibit 10.2

ESCROW AGREEMENT

This Escrow Agreement (“Escrow Agreement”) is entered into effective June 11, 2014, among Ping Chen, Shengfen Lin, Wenge Chen, Bei Lu and Dianfu Lu (collectively the “CTek Shareholders”), CLEANTECH INNOVATIONS, INC., a Nevada corporation with its principal executive offices located at C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province, China 112616 (“CTek”) and HOLLAND & KNIGHT LLP, a Florida limited liability partnership (“Escrow Agent”). The CTek Shareholders and CTek are referred to collectively as the “Parties” and each a “Party”.

WHEREAS, the Parties are contemporaneously herewith entering into a Divestiture and Exchange Agreement in order to enable, among other things, the restructuring of CTek (the “Exchange Agreement”); and

WHEREAS, pursuant to the Exchange Agreement, each of the CTek Shareholders are to deliver to Escrow Agent the stock certificates representing their entire interests in CTek as follows:

CTek Shareholder	Certificate Number	Number of Shares
Ping Chen	2004	755,635
Shengfen Lin	2005	755,635
Wenge Chin	2003	2,117,691
Bei Lu	2001	9,482,751
Dianfu Lu	2002	2,117,691

(collectively the “CTek Stock Certificates”); and

WHEREAS, pursuant to the Exchange Agreement, CTek is to deliver to Escrow Agent evidence of its one hundred percent (100%) ownership of Liaoning Creative Bellows Co., Ltd., incorporated in the province of Liaoning in the People’s Republic of China, which, in turn, wholly owns Liaoning Creative Wind Power Equipment Co., Ltd., incorporated in the province of Liaoning in the People’s Republic of China, and such documentation required to transfer all (100%) of the ownership interest therein to the CTek Shareholders (the “China Business Ownership Evidence” and, with the CTek Stock Certificates, the “Documents”).

In consideration of the obligations set forth herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals, Definitions and Conflicts. The Parties each confirm that the recitals set forth above are correct. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Exchange Agreement. To the extent of any conflict between the terms of the Exchange Agreement and this Escrow Agreement, this Escrow Agreement shall prevail.

2. General Terms of Escrow. Escrow Agent agrees to act as escrow agent in accordance with this Escrow Agreement. Each of the CTek Shareholders shall deliver their CTek Stock Certificates to Escrow Agent contemporaneously with their execution and delivery of the Agreement and this Escrow Agreement. CTek shall deliver the Creative Bellows Ownership Evidence to Escrow Agent contemporaneously with its execution and delivery of the Agreement and this Escrow Agreement. Upon receipt of the Documents, Escrow Agent shall provide the Parties with notice thereof. Escrow Agent shall not be responsible for: (a) notifying any party if the Documents are not received; or (b) any matters beyond the direct and exclusive control of Escrow Agent.

3. CTek Share Voting. During the period in which the CTek shares are held in escrow hereunder, such shares shall be voted in accordance with the direction of Mr. Terry McEwen pursuant to proxies given to him in such regard by the CTek Shareholders.

4. Transfer of China Business Ownership. Upon the transfer of the ownership of Liaoning Creative Bellows Co., Ltd. by CTek to a British Virgin Islands entity wholly-owned by it (the “BVI Company”), CTek shall transfer to Escrow Agent evidence of its ownership of the BVI Company and such evidence shall henceforth be considered to be the China Business Ownership Evidence hereunder. Upon receipt thereof, Escrow Agent shall provide the Parties with notice thereof.

5. Delivery of Documents. Upon the earlier of:

(a) notice to Escrow Agent from CTek that all conditions for the Distribution under the Exchange Agreement have been satisfied or waived and the BVI Company is the owner of Liaoning Creative Bellows Co., Ltd., which notice shall be given promptly upon the completion of such conditions; or

(b) September 10, 2014,

Escrow Agent shall deliver the Documents as follows:

(i) the CTek Stock Certificates shall be delivered to a Person designated by CTek in writing, such that the underlying shares do not become Treasury Shares pursuant to Nevada corporation law; and

(ii) the China Business Ownership Evidence shall be delivered to the CTek Shareholders.

6. Resolution of Disputes. In the event of any dispute between Parties regarding the Documents held by Escrow Agent, or in the event Escrow Agent shall receive conflicting demands or instructions with respect thereto, Escrow Agent may withhold delivery of the same to any Party until Escrow Agent receives either: (a) written instructions from the Parties with respect to the delivery of the same; or (b) an order from a court of competent jurisdiction that is binding upon Escrow Agent regarding to the delivery of the same.

7. Interpleader. In the event of any controversy or dispute arising under or relating to this Escrow Agreement, Escrow Agent, after ten (10) days prior written notice to each Party shall have the right to initiate an interpleader action in the courts of the State of New York or of the United States of America for the Southern District of New York naming the Parties and any other parties as may be appropriate in the opinion of Escrow Agent. Each Party, jointly and severally, shall indemnify and hold Escrow Agent harmless from all costs, including attorneys’ fees, in connection with such interpleader action. If Escrow Agent gives notice to the Parties that it intends to initiate an interpleader action, and if Escrow Agent desires to represent NYGG (Asia) Ltd. (“NYGG”), (a creditor of CTek and Escrow Agent’s client in the transaction underlying this Escrow Agreement, in such interpleader action or any other action to be filed in connection with this Escrow Agreement, Escrow Agent shall include with its notice to Parties a resignation as Escrow Agent, in which event the Parties shall select a mutually acceptable third party to serve as escrow agent hereunder and to bring such interpleader action.

8. Consultation with Counsel. Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

9. Release of Liability; Indemnification of Escrow Agent. Escrow Agent shall not be liable for any mistakes of fact or errors in judgment, or any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence. The Parties jointly and severally agree to release and indemnify and hold Escrow Agent harmless from any and all claims, demands, causes of action, liability, damages, judgments, including the reasonable costs of defending any action against it, together with any reasonable attorneys’ fees incurred therewith (collectively “Liabilities”), in connection with Escrow Agent’s undertaking pursuant to this Escrow Agreement, unless such act or omission is a result solely of the willful misconduct or gross negligence of Escrow Agent.

10. Reliance on Documents. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume the validity and accuracy of any statements or assertions contained in such writing or instrument, and may assume that persons purporting to give any writing, notice or instruction in connection with the provisions hereof has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any written statements or instructions delivered to it. Escrow Agent shall not be liable in any manner for confirming, or failing to confirm, the identity, authority, or rights of any party hereunder. Escrow Agent undertakes to perform only such duties as are expressly set forth herein, and there are no implied duties or obligations of Escrow Agent.

11. Limitations on Escrow Agent’s Actions. Escrow Agent shall not be required to institute or defend any action or legal process involving any matter referred to herein which in any manner affects it or its duties or liabilities hereunder unless or until requested to do so by any party hereto, and then only upon receiving full indemnity, in an amount and of such character as it shall reasonably require, against any and all Liabilities in relation thereto, except in the case of its own gross negligence or willful misconduct.

12. Limitation on Escrow Agent’s Knowledge. Escrow Agent shall not be bound or in any way affected by any fact or circumstance affecting or alleged to affect the rights or obligations of any other person, unless it has received written notice thereof signed by a Party (a copy of any such notice shall be delivered promptly to all other Parties).

13. Resignation of Escrow Agent. Escrow Agent may resign upon thirty (30) days written notice to the Parties. If a successor escrow agent is not appointed within such 30-day period, Escrow Agent may petition any court of competent jurisdiction to name a successor.

14. Discharge of Escrow Agent. Escrow Agent shall be discharged of its obligations hereunder upon the delivery of the Documents held by it in accordance with the terms of this Escrow Agreement, including any delivery pursuant to an interpleader action.

15. Notices. All notices, demands, or other communications hereunder shall be in writing and given to the person(s) to whom the notice is directed, either by: (a) actual delivery at the address(es) stated below, including a national overnight delivery service, which shall be deemed effective at the time of actual delivery; (b) certified mail, return receipt requested, addressed as stated below, posted and deposited with the U.S. Postal Service, which shall be deemed effective three business days after being so deposited; (c) facsimile transmission to the facsimile transmission number stated below, provided that there is contemporaneous deposit of such notice with a national overnight delivery service addressed as stated below, which notice shall be deemed effective upon the earlier to occur of: (i) completion of the facsimile transmission; or (ii) actual delivery; or (d) e-mail transmission to the e-mail address stated below, provided that there is simultaneous deposit of such notice with a national overnight delivery service addressed as stated below, which notice shall be deemed effective upon the earlier to occur of: (i) completion of the e-mail transmission; or (ii) actual delivery by the overnight delivery service. All notices, demands, or other communications hereunder shall be addressed as follows:

If to CTek:	CleanTech Innovations, Inc.
C District, Maoshan Industry Park,
Tieling Economic Development Zone,
Tieling, Liaoning Province, China 112616
Attention: Bei Lu
Tel: 86-13904026412
Email: beilv2010@163.com

with a copy to:	NYGG (Asia) Ltd.
12th Floor Ruttonjee House,
11 Duddell Street
Central, Hong Kong
Attention: Ming Li
Tel: 86-10-6581-4338

and:	Holland & Knight LLP
31 West 52nd Street
New York, New York 10019 U.S.A.
Attention: Neal N. Beaton, Esq.
Tel: 1-212-513-3470
Fax: 1-212-341-7103
Email: neal.beaton@hklaw.com

and:	Stevens & Lee P.C.
1818 Market St., 29th Fl
Philadelphia, PA 19103 U.S.A. Attention: William W. Uchimoto, Esq.

Tel: 215-751-2876
Fax: 610-371-7742 Email: wwu@stevenslee.com

If to the CTek Shareholders:	C District, Maoshan Industry Park,
Tieling Economic Development Zone,
Tieling, Liaoning Province, China 112616
Attention: Bei Lu
Tel: 86-13904026412
Email: beilv2010@163.com

If to Escrow Agent:	Holland & Knight LLP
31 West 52nd Street
New York, New York 10019 U.S.A.
Attention: Neal N. Beaton, Esq.
Tel: 1-212-513-3470
Fax: 1-212-341-7103
Email: neal.beaton@hklaw.com

with a copy to:	Holland & Knight LLP
50 N. Laura Street, Suite 3900
Jacksonville, FL 32202 U.S.A.
Attention: Crystal J. Adkins, Esq.
Tel: 1-904-798-5442
Fax: 1-904-358-1872
Email: crystal.adkins@hklaw.com

16. Reimbursement of Expenses. The Parties jointly and severally agree to reimburse Escrow Agent upon request for all expenses, including attorneys’ fees, incurred by it in performing its duties hereunder. Escrow Agent may deduct the amount thereof from the sums held at the time of disbursement pursuant to the interpleader or otherwise.

17. Waiver of Conflict. The Parties acknowledge that Escrow Agent has served as counsel for NYGG in the transaction of which this Escrow Agreement is a part (including, without limitation, the Exchange Agreement) and that Escrow Agent has been requested to serve as such for the convenience of the Parties notwithstanding such relationship with NYGG. Accordingly, in the event a dispute or controversy relating to this Escrow Agreement (a “Dispute”) arises between Parties, the Parties agree (i) to permit Escrow Agent to continue to represent NYGG in connection with the resolution of such Dispute (provided, however, Escrow Agent shall resign promptly from its duties under this Escrow Agreement at the request of any Party), (ii) to waive any conflict of interest on the part of Escrow Agent resulting from such continued representation of NYGG, (iii) not to seek to disqualify Escrow Agent from such continued representation of NYGG, and (iv) not to sue, and hereby release and exculpate, Escrow Agent with respect to any claim, cause of action or right of such parties that might have accrued as a result of Escrow Agent’s continued representation of NYGG.

18. Submission to Jurisdiction.

(a) Each Party hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Escrow Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding.

(b) Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Escrow Agreement in any court referred to this Section 18 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

19. Governing Law. This Escrow Agreement will be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

20. Counterparts. This Escrow Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Escrow Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Escrow Agreement.

21. Third Party Beneficiaries. It is expressly agreed by each Party that each creditor of CTek, including NYGG, is a third-party beneficiary of the terms and conditions of this Escrow Agreement, and each of them shall have the right to enforce any provision of this Escrow Agreement affecting their respective rights hereunder.

IN WITNESS WHEREOF, each of the CTek Shareholders, CTek and Escrow Agent has executed this Escrow Agreement this 11th day of June, 2014.

/s/ Ping Chen	CLEANTECH INNOVATIONS, INC.
Ping Chen

	By:	/s/ Terry McEwen
/s/ Shengfen Lin		Name:	Terry McEwen
Shengfen Lin		Title:	Chief Executive Officer

/s/ Wenge Chen
Wenge Chen	HOLLAND & KNIGHT LLP

/s/ Bei Lu	By:	/s/ Neal N. Beaton
Bei Lu		Neal N. Beaton
Partner

/s/ Dianfu Lu
Dianfu Lu